EMPLOYMENT AGREEMENT

      This Agreement, dated as of May 1, 2005 (the "Effective Date"), is between Haim Ariav (the "Executive"), SuperStock Inc., a corporation formed under the laws of the State of Florida (the "Company") and a21, Inc., a corporation formed under the laws of the State of Texas ("a21").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ the Executive, and the Executive is willing to render services to the Company, on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto covenant and agree as follows:

      1. EMPLOYMENT. The Company shall employ the Executive as its President, Chief Creative Officer, and he shall be Chief Creative Officer of a21, and the Executive hereby accepts such employment upon the terms and subject to the conditions hereinafter set forth, commencing on the Effective Date and continuing until terminated pursuant to Paragraph 4 hereof (the "Employment Period").

      2. DUTIES.

            (a) The Executive shall report to the Company's Board of Directors through its Chief Executive Officer (the "Board") and a21, Inc.'s Board of Directors through its Chief Executive Officer (the "a21 Board"). The Executive shall perform and discharge diligently and faithfully such duties as may be assigned to him from time to time by the Board and the a21 Board as are customary for the position of President, Chief Creative Officer. The Executive shall be based in the Jacksonville, Florida metropolitan area, but his position will require reasonable travel outside of such area.

            (b) The Executive shall devote his full business time, attention, skills and energies to the performance of his duties hereunder and to the promotion of the business of the Company, consistent with such duties, and shall not during the Employment Period be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this shall not be construed as preventing the Executive from investing his personal assets in businesses which do not compete with the Company and engaging in not-for-profit and civic activities that do not interfere with the Executive's duties.

      3. COMPENSATION.

            (a) Salary. For services rendered by the Executive hereunder during the Employment Period, the Company shall pay him a base salary (the "Salary") at the annual gross rate of One Hundred Ten Thousand Dollars ($110,000) in accordance with the Company's ordinary payroll practices. Upon the Company closing on a credit facility in excess of $500,000 ("Credit Facility") which is not part of refinancing any existing credit facility or closing an acquisition with in excess of $5,000,000 of revenue in the 12 months prior to closing ("Acquisition"), then the Salary shall increase to One Hundred Twenty Thousand Dollars ($120,000) as of the first day of the month thereafter. An employment review will take place on an annual basis. Any increases in the Salary rate shall be determined by the Chief Executive Officers of the Company and a21 after the employment review. If the Company revenue increases based on a pro forma basis or based on a three (3) month trailing revenue run rate equal to or greater than $12 million per year, and the Company is profitable for that period, then the Salary shall increase to an amount determined by the Chief Executive Officers of the Company and a21 as of the first day of the month thereafter.

            (b) Bonus. At the beginning of the Employment Period, a21 shall pay the Executive additional compensation in the form of a bonus (the "Bonus") of 250,000 common shares of a21. The common shares shall be issued as of the Effective Date, but shall vest in equal shares on each of August 31, 2005, February 28, 2006, August 31, 2006 and February 28, 2007. In addition, during the Employment Period, the Executive is eligible to receive an additional bonus (the "Additional Bonus") the amount of which, if any, shall be determined solely and in the good faith judgment of the Company, taking into consideration and giving equal weight to (i) the Executive's performance, and (ii) the performance of the Company. Additional Bonuses shall be determined on an annual basis or otherwise as determined by the Chief Executive Officers of the Company and a21 and are subject to the Company's ordinary payroll practices and may be paid in cash and nonqualified stock options or restricted common shares of a21. As soon after the six (6) month anniversary of the Effective Date as is practicable, at the discretion of the Chief Executive Officers of the Company and a21, a21 shall award an Additional Bonus of 300,000 common shares of a21. The Additional Bonus shall vest at the same rate as the Bonus as if it had been issued on the Effective Date. The entire Bonus and any Additional Bonus shall immediately vest upon a change in control of a21. If nothing contained in this agreement is to the contrary, any unvested portion of the Bonus or Additional Bonus may be repurchased by the Company for $.01 per common share (with customary adjustments for splits etc.) within 30 days of Termination, as defined in and subject to the terms and conditions of Paragraph 4.

            (c) Stock Options. Subject to final approval of the Board of Directors of a21, the Executive shall be entitled to receive, as soon as practicable following the Effective Date, nonqualified stock options in accordance with the terms of the a21 stock option plan and the standard stock option agreement thereunder; provided, however, that such options shall provide the Executive with the right to purchase 400,000 common shares of a21 at a purchase price of $.30 per common share which shall vest in equal shares on each of August 31, 2005, February 28, 2006, August 31, 2006 and February 28, 2007. All options shall immediately vest upon a change in control. As soon after the six (6) month anniversary of the Effective Date as is practicable, at the discretion of the Chief Executive Officers of the Company and a21, a21 shall grant an option with the right to purchase an additional 300,000 common shares of a21. The option shall vest as if it had been issued on the Effective Date.

            (d) Benefits. During the Employment Period, the Company shall provide the Executive with any medical, insurance, 401(k), pension, vacation or other employee benefits made available to similarly situated executives of the Company from time to time in accordance with the terms of the Company's standard


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benefits plans and policies. Notwithstanding the foregoing, the Executive will receive four (4) weeks vacation.

            (e) Expense Reimbursement. The Executive is authorized to incur reasonable expenses related to the performance of his duties under this Agreement in accordance with budgets and guidelines established by the Company from time to time or otherwise approved by the Chief Executive Officer of the Company. The Company shall promptly reimburse the Executive for all such expenses in accordance with its expense reimbursement policy in effect from time to time.

            (f) Taxes. All payments and benefits provided to the Executive hereunder shall be reported as taxable income to the extent required by law and shall be subject to applicable income and payroll withholding taxes.

      4. TERM AND TERMINATION.

            (a) The term of this Agreement (the "Employment Period") shall commence on the Effective Date and continue for thirty-six (36) months unless terminated earlier in accordance with this Paragraph 4.

            (b) Termination Without Cause. Either party hereto may terminate this Agreement and the Executive's employment for any reason at any time during the Employment Period, effective upon sixty (60) days written notice to the other party. In the event the Company terminates this Agreement and the Executive's employment without Cause (as hereinafter defined), the Company shall pay to the Executive (i) any unpaid Salary accrued as of the date of termination, (ii) any unused vacation days accrued as of the date of termination, and (iii) the lesser of 1) the Salary due under any remaining term of this Agreement (but no less than six(6) months), and 2) the Salary due for a period of ten (10) months following the date of notice of termination - in either case in installments in accordance with the Company's ordinary payroll practices. In addition, solely for purposes of determining the portion of any Bonus or Additional Bonus awarded to the Executive under Paragraph 3(b) and Stock Options under Paragraph 3(c) that has vested, the shares or options that would have vested on the vesting date next succeeding the date of termination of employment, but for the termination without Cause, shall be vested as of the date of the termination of Executive's employment. The Executive shall not be entitled to any further payments or benefits except as required by any federal or state law requiring continuation of benefits and except as may be provided in any stock option agreement.

            (c) Termination for Cause. The Company may terminate this Agreement and the Executive's employment for Cause (as hereinafter defined) at any time, effective immediately upon giving the Executive written notice of such termination. As used herein, the term "Cause" shall mean any of the following events:

                  (i) the Executive's conviction of or plea of guilty or nolo contendere, or no contest to a misdemeanor involving moral turpitude (which is likely to have an adverse effect on the Company or the Executive's ability to perform his duties hereunder) or a felony which may result in a term of imprisonment;


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

                  (ii) the Executive's breach of this Agreement or willful failure to carry out the lawful directives of the Board or the a21 Board consistent with Paragraph 2(a) hereof (provided the Company has given the Employee advance written notice specifying the nature of such breach or failure to carry out the lawful directives of the Board or the a21 Board and a period of at least fifteen (15) days to cure such breach or failure); or

                  (iii) the Executive's (A) willful gross misconduct, including, without limitation, dishonesty, fraud or theft, or (B) willful bad faith act or failure to act that is injurious to the business or reputation of the Company.

            In the event of termination for Cause, the Company shall pay to the Executive any unpaid Salary and any unused vacation days accrued as of the date of termination, and the Executive shall not be entitled to any further payments or benefits except as required by any federal or state law requiring continuation of benefits and except as may be provided in any stock option agreement, as the case may be.

            (d) Death. If the Executive dies during the Employment Period, this Agreement and the Executive's employment shall terminate as of the date of his death. The Company shall pay to the Executive's estate any unpaid Salary and any unused vacation days accrued as of the date of termination, and the Executive's estate shall not be entitled to any further payments or benefits pursuant to Paragraph 3 except as required by any federal or state law requiring continuation of benefits and except as may be provided in any stock option agreement, as the case may be.

            (e) Disability. If the Executive is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him under this Agreement (referred to herein as a "Disability") for (i) a period of ninety (90) consecutive days or (ii) for an aggregate of one hundred twenty (120) business days during any twelve (12) month period, the Company may terminate this Agreement and the Executive's employment effective immediately after the expiration of either of such periods, upon giving the Executive written notice of such termination. Notwithstanding the foregoing provision, if it is determined by the Company that the Executive has a "disability" as defined under the Americans with Disabilities Act, the Executive's employment shall not be terminated on the basis of such disability unless it is first determined by the Company after consultation with the Executive that there is no reasonable accommodation which would permit the Executive to perform the essential functions of his position without imposing an undue hardship on the Company.

            In the event the Executive is determined to have a Disability hereunder and receives payments under any disability plan maintained by the Company for its employees or under any other arrangement maintained by the Company for the Executive, such payments shall reduce and offset any Salary payable to the Executive pursuant to Paragraph 3 hereof, to extent permitted under such plan or arrangement. In the event of termination pursuant to this Subparagraph 4(e), the Company shall pay to the Executive (i) any unpaid Salary accrued as of the date of termination, and (ii) any unused vacation days accrued as of the date of termination, and the Executive shall not be entitled to any further payments or benefits pursuant to Paragraph 3 except as required by any


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federal or state law requiring continuation of benefits and except as may be provided in any stock option agreement, as the case may be.

      5. NON-SOLICITATION.

            (a) Non-Solicitation of Employees. The Executive hereby agrees that during the Employment Period and for a period of one (1) year thereafter (the "Survival Period"), he shall not, directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual who is, or was at any time during the last twelve (12) months of the Executive's employment by the Company, an employee of the Company to terminate or refrain from renewing or extending his or her employment by the Company or to become employed by or enter into a contractual relationship with the Executive or any other individual, person or entity. For the purposes of Paragraphs 5, 6 and 7 of this Agreement the "Company" shall be deemed to include the Company and each of its Affiliates. For the purposes hereof, Affiliates shall mean with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with, such other person at any time during the period for which the determination of affiliation is being made.

            (b) Non-Solicitation of Suppliers or Vendors. The Executive hereby agrees that during the Employment Period and the Survival Period he shall not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Employment Period was, a supplier of any product or service to the Company, or vendor of the Company (whether as a distributor, agent, commission agent, employee or otherwise), to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company.

            (c) Non-Solicitation of Customers. The Executive hereby agrees that during the Employment Period and the Survival Period he shall not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Employment Period was, a customer of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services manufactured, marketed or sold by the Company, or to become a customer of or enter into any contractual or other relationship with the Executive or any other individual, person or entity in regard to the purchase of products or services similar or identical to those manufactured, marketed or sold by the Company.

      6. CONFIDENTIALITY. The Executive agrees that during the Employment Period, and thereafter, he shall not divulge to anyone, other than as necessary in the performance of his duties hereunder or as required by law or legal process, confidential information of the Company, its affiliates or its customers, including, without limitation, know-how, trade secrets, customer lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data, drawings, samples, processes or products and other information disclosed to the Executive or known by him as a result of or through his employment by the Company, which is not generally known in the businesses in which the Company is engaged and which relates directly or indirectly to the Company's products or services or which is directly or indirectly useful in any aspect of the Company's business. In the event the Company is bound by a confidentiality agreement with a customer,


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supplier or other party regarding the confidential information of such customer, supplier or other party, which provides greater protection than specified above in this Paragraph 6, the provisions of such other confidentiality agreement shall be binding upon the Executive and shall not be superseded by this Paragraph 6. Upon the termination of the Executive's employment hereunder or at any other time upon the Company's request, the Executive shall deliver forthwith to the Company all memoranda, notes, records, reports, computer disks and other documents (including all copies thereof) containing such confidential information.

      7. NON-COMPETITION. The Executive hereby agrees that during the Employment Period and the Survival Period, the Executive shall not, directly or indirectly, anywhere in the entire United States, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other capacity with, or have any financial interest in, or aid or assist anyone else in the manufacture, sale or representation of products or the provision of services identical or similar to the products and services manufactured, sold, represented or provided by the Company, and which products or services are marketed to the same customer base as the products or services offered by the Company, at any time during the Employment Period or the Survival Period, or which are included in any business plans of the Company in existence and under consideration at the time of termination and of which Executive was aware.

      8. REMEDIES. The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 5, 6 or 7 of this Agreement would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Paragraphs 5, 6 or 7 of this Agreement, it is agreed that in addition to its remedy at law, the Company shall be entitled to appropriate equitable relief in the form of specific performance, preliminary or permanent injunction, temporary restraining order or any other appropriate equitable remedy which may then be available. Notwithstanding any provision of this Agreement to the contrary, it is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in Paragraphs 5, 6 and 7 to be reasonable for the purpose of preserving the Company's goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time and scope of the restrictions in such Paragraphs is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of such Paragraphs shall not be rendered void but shall be deemed amended to apply as to the maximum time and scope permitted and to such other extent as the court may determine to be reasonable.

      9. REPRESENTATION/WARRANTY. The Executive represents and warrants that he is not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude him from accepting employment by the Company or which would preclude him from effectively performing his duties for the Company. The Company represents and warrants that it has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and that this Agreement is binding on the Company and enforceable against the Company in accordance with its terms.


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

      10. NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two (2) business days if sent by express mail or air courier; (iii) four (4) business days after being mailed (seven (7) business days for international mailings), if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this Paragraph 10 within thirty-six
(36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the Company:

                  SuperStock, Inc.
                  7660 Centurion Parkway
                  Jacksonville, Florida  32256
                  Attention: Chairman, Board of Directors

                  with a copy to:

                  Loeb & Loeb LLP
                  345 Park Avenue
                  New York, New York 10154
                  Attention: Lloyd L. Rothenberg, Esq.

         If to a21, Inc.:

                  a21, Inc.
                  7660 Centurion Parkway
                  Jacksonville, Florida  32256
                  Attention: Chief Executive Officer

                  with a copy to:

                  Loeb & Loeb LLP
                  345 Park Avenue
                  New York, New York 10154
                  Attention: Lloyd L. Rothenberg, Esq.

         If to the Executive:

                  Haim Ariav
                  At his residential address on file at
                  the corporate office of a21, Inc.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.


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      11. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed in accordance with the law of the State of Florida, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in Jacksonville, Florida in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by Florida law.

      12. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is found to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such finding or construction shall not affect the remainder of the provisions of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable provision, and such invalid or unenforceable provision shall be modified automatically to the least extent possible in order to render such provision valid and enforceable, but only if the provision as so modified remains consistent with the parties' original intent.

      13. WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

      14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns. This Agreement is assignable to any legal successor of the Company. This Agreement may not be assigned by the Executive.

      15. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters contained herein and incorporates and supersedes all prior agreements between the parties concerning the employment of the Executive by the Company. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties.


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      IN WITNESS WHEREOF, the parties have executed this Agreement on May 13,
2005 as of the date set forth above.

SUPERSTOCK, INC.                             EXECUTIVE



By:    /s/ Thomas V. Butta                   /s/ Haim Ariav
       --------------------------            ------------------------------
       Name: Thomas V. Butta                 Haim Ariav
       Title: Chief Executive Officer

a21, INC.



By:    /s/ Albert H. Pleus
       --------------------------
       Name: Albert H. Pleus
       Title: Chief Executive Officer




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